Exhibit 10.17

Investor Rights Agreement

This Investor Rights Agreement (this “Agreement”) is dated as of this 23rd day of February, 2023, by and among:

McEwen Copper Inc., a corporation incorporated under the laws of the Province of Alberta, Canada (the “Corporation”)

and

Minera Andes Inc., a corporation incorporated under the laws of the Province of Alberta, Canada (“Minera Andes”)

and

McEwen Mining Inc., a corporation incorporated under the laws of the State of Colorado, U.S.A. (“McEwen Mining”)

and

Robert R. McEwen, an individual acting in his personal capacity (“Robert R. McEwen”)

and

FCA Argentina S.A., a corporation incorporated under the laws of the Republic of Argentina (the “Investor”)

Recitals:

A.

The Corporation has entered into a subscription agreement (the “Subscription Agreement”) dated as of the date hereof, pursuant to which the Investor will acquire 2,850,000 Common Shares (as defined herein) in the capital of the Corporation (the “Subscription”).

B.	It is a condition to the closing of the Subscription that the Corporation, Minera Andes, McEwen Mining, Robert R. McEwen and the Investor enter into this Agreement.

Now therefore in consideration of the foregoing and the mutual covenants and agreements below and for other good and valuable consideration to which neither party would otherwise be entitled, the receipt and sufficiency of which is irrevocably acknowledged, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.01	Definitions

As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“ACM” means Andes Corporacion Minera S.A., a corporation incorporated under the laws of the Republic of Argentina, and an indirect wholly-owned subsidiary of the Corporation;

“affiliate” has the meaning given to it in NI 45-106, subject to the terms “person” and “issuer” in NI 45-106 being ascribed the same meaning as the term “Person” in this Agreement. For purposes of this definition, “control” (and its derivations) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

“Agreement” has the meaning ascribed thereto in the preamble;

“Argentine Funding Offer Notice” has the meaning ascribed thereto in Section 3.01(2);

“Board” means the board of directors of the Corporation;

“Board Designee” has the meaning ascribed thereto in Section 2.01(1);

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in Toronto, Ontario, Canada or Buenos Aires, Argentina;

“Carbon-Neutral” means operating in such a manner as to emit zero (or less) net greenhouse gas emissions in respect of Scope 1 Emissions and Scope 2 Emissions, including the application of carbon offsets to the emissions calculation;

“Common Shares” means the common shares in the capital of the Corporation;

“Confidential Information” has the meaning ascribed thereto in Section 8.08;

“Confidentiality Agreement” means the Confidentiality Agreement dated September 16, 2022 entered into between Peugeot Citroën do Brasil Automoveis Ltda. and FCA Fiat Chrysler Automoveis Brasil Ltda. on the one hand (the “Stellantis Parties”), and McEwen Mining, on the other hand;

“Corporation” has the meaning ascribed thereto in the preamble;

“Exchange Rate” means ratio of U.S. dollars to Argentine Pesos using the rate calculated at as the average of the AR$ official rates for the five (5) days preceding the date of the Funding Notice, as published by the Central Bank of Argentina under the heading Wholesale Exchange Rate (ARS/USD) Com. A 3500 (https://www.bcra.gob.ar/varios/english_information.asp), or any other source as agreed to by the Parties in writing;

“Funding Amount” has the meaning ascribed thereto in Section 3.01(1);

“Funding Notice” has the meaning ascribed thereto in Section 3.01(1);

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Initial Public Offering” has the meaning ascribed thereto in Section 5.01(1);

“Investor” has the meaning ascribed thereto in the preamble;

“Laws” means applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (iii) policies, practices and guidelines of, or contracts with, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used;

“Letters of Intent” means, collectively, the non-binding letter of intent dated December 23, 2022 made by the Investor to the Corporation and McEwen Mining and the non-binding letter of intent dated November 17, 2022 made by Peugeot Citroën Argentina S.A. and FCA Automobiles Argentina S.A. to McEwen Mining;

“Liquidity Event” has the meaning ascribed thereto in the Shareholder Agreement;

“Los Azules Project” means a project to exploit all or part of ACM’s mineral properties, claims or other mineral rights in the vicinity of the properties listed in, or the area set out in the map in, Schedule A hereto, which may include a project described in the technical report entitled “SEC S-K 229.1304 Initial Assessment Individual Disclosure for the Los Azules Project, Argentina” with an effective reporting date of September 1, 2017 prepared by Mining Plus, or any update thereto or any superseding technical report, or, in any event, any mining and mineral processing operation resulting from such a project;

“McEwen Mining” has the meaning ascribed thereto in the preamble;

“McEwen Parties” means, collectively, McEwen Mining, Minera Andes, the Corporation and Robert R. McEwen;

“Minera Andes” has the meaning ascribed thereto in the preamble;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“Ownership Percentage” means, at any time, a shareholder’s percentage ownership interest in the equity capital of the Corporation on a non-diluted basis, which shall be calculated by dividing (y) the number of Common Shares issued and outstanding beneficially owned and controlled, directly or indirectly, by the shareholder and its affiliates, by (z) the total number of Common Shares issued and outstanding at such time;

“Party” or “Parties” means one or more of the parties to this Agreement;

“Person” includes a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated organization, an association, a union, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

“Robert R. McEwen” has the meaning ascribed thereto in the preamble;

“Scope 1 Emissions” means, in respect of a Person, direct greenhouse gas emissions that occur from sources that are controlled, owned or operated by such Person;

“Scope 2 Emissions” means, in respect of a Person, indirect greenhouse gas emissions associated with the purchase of electricity, steam, heat or cooling by such Person;

“Shareholder Agreement” means the unanimous shareholder agreement of the Corporation dated August 20, 2021 as the same may be amended from time to time;

“Subscription” has the meaning ascribed thereto in the preamble;

“subsidiary” has the meaning given to it in NI 45-106;

“Term Sheets” has the meaning ascribed thereto in Section 3.01(2); and

“Transaction Documents” has the meaning ascribed thereto in the Subscription Agreement to which the form of this Agreement is attached.

1.02	Gender, Number and Derivatives

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa, as the context requires. If a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.03	Headings, etc.

The provision of a table of contents, the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not and do not affect the interpretation of this Agreement.

1.04	Currency

All references in this Agreement to dollars or to “$” are expressed in U.S. currency unless otherwise specifically indicated.

1.05	Rules of Construction

The Parties to this Agreement waive the application of any law or rules of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document. In construing this Agreement, the rule known as the ejusdem generis rule shall not apply nor shall any similar rule or approach apply to the construction of this Agreement and, accordingly, general words introduced or followed by the word “other” or “including” or “in particular” shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

1.06	Certain Phrases, etc.

In this Agreement, (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expressions “Article” or “Section” or “Schedule” or other subdivisions followed by a number mean and refer to the specified Article, Section, Schedule or other subdivision of the Agreement and the expressions “hereof”, “herein”, “hereinafter”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this

Agreement. All references to specific Articles, Sections, or other subdivisions of this Agreement followed by a number are references to the whole of the Article, Section or other subdivision of this Agreement, as applicable, bearing that number, including all subsidiary provisions containing that same number as a prefix.

1.07	Parties and Persons

References in this Agreement to any Party or other Person shall include, where the context permits, references to the estate of that Party or Person or that Party or Person’s respective successors resulting from any amalgamation, merger, arrangement or other reorganization of such Party or other Person.

1.08	Statutory and Contractual References

Except as otherwise provided in this Agreement:

(1)any reference in this Agreement to a statute shall include and shall be deemed to be a reference to, such statute and to the regulations, policies and rules made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, regulation, policy or rule that may be passed that has the effect of supplementing or superseding the statute so referred to or the regulations, policies or rules made pursuant thereto; and

(2)any reference in this Agreement to an agreement refers to such agreement as amended, restated, supplemented or replaced from time to time.

1.09	Business Days

Any reference to a number of days shall refer to calendar days unless Business Days are specified.

1.10	Time of Day and Date

Any references to time of day or date means the local time or date in Toronto, Ontario, Canada unless otherwise specified.

1.11	Time Periods

Unless otherwise specified, time periods within or following which any act is to be done shall be calculated by excluding the day on which the action is taken and including the day on which the period ends and by extending the period to the Business Day immediately following if the last day of the period is not a Business Day.

1.12	Time By Which Obligations Must Be Performed

Where this Agreement states that an obligation shall be performed “no later than” or “within” or “by” a prescribed number of days before a stipulated date or event or “by” a date which is a prescribed number of days before a stipulated date or event, the latest performance shall be 5:00 p.m. on the last day for performance of the obligation concerned, or if that day is not a Business Day, 5:00 p.m. Eastern time on the next Business Day. Where this Agreement states that an obligation shall be performed “on” a stipulated date, the latest time for performance shall be 5:00 p.m. Eastern time on that day, or, if that day is not a Business Day, 5:00 p.m. Eastern Time on the next Business Day.

1.13	Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any document delivered pursuant to this Agreement, the provision of the body of this Agreement shall prevail.

ARTICLE 2

BOARD NOMINATION RIGHT

2.01	Board Member

(1)The Investor shall have the right (but not the obligation), exercisable at the sole discretion of the Investor by delivery of notice in writing to the Corporation given in accordance with Section 8.06, to designate one (1) nominee (the “Board Designee”) with the same rights and entitlements as any other Board member of the Corporation for election or appointment to the Board from time to time and the Corporation will promptly recommend for election and, each of the McEwen Parties shall take all reasonable actions necessary to cause the Board Designee to be appointed to the Board.

(2)Provided that the Investor gives notice of intent to appoint the initial Board Designee, each of the McEwen Parties shall take all reasonable actions necessary, including procuring the prompt convening of a shareholders meeting, if necessary, to effect the appointment of such Board Designee to the Board as soon as reasonably practicable following the delivery of such notice, and in any event within thirty (30) days following receipt of such notice.

(3)Prior to a Liquidity Event, the Investor must advise the Corporation of the identity of the Board Designee at least thirty (30) days prior to any meeting at which directors of the Corporation are to be elected, or within ten (10) days of being notified of the record date of any meeting if the record date is within forty-five (45) days of such meeting, failing which the incumbent Board Designee shall be nominated for re-election.

(4)If the Investor’s Ownership Percentage falls below 7.5%, then the Investor shall cause its Board Designee then elected or appointed to the Board to resign and such Investor will have no further entitlement hereunder to require the Corporation to nominate individuals for election or appointment to the Board. If within one year of the Investor’s Ownership Percentage falling below 7.5%, the Investor’s Ownership Percentage again becomes 7.5% or greater, the Investor’s rights under this Section 2.02 shall be reinstated.

(5)Following a Liquidity Event, upon receipt of a notice pursuant to Section 2.01(1), the Corporation shall include the Board Designee on any proxy for a meeting of shareholders at which directors are to be elected and recommend that Board Designee for election to the Board, and each of the McEwen Parties shall take all reasonable actions necessary to cause the Board Designee to be elected to the Board, including voting their respective Common Shares in favour of such Board Designee.

(6)If a Board Designee ceases to be a director of the Corporation for any reason, the Investor may nominate another Board Designee to fill the vacancy thereby created, and as promptly as practicable following that nomination (and in any event within ten Business Days following receipt of such nomination), such Board Designee shall be appointed to the Board pursuant to the power of the Board to appoint additional directors between shareholders meetings or to fill a vacancy on the Board.

2.02	D&O Insurance and Indemnities

(1)The Board Designee shall be entitled to the benefit of any directors’ liability insurance or indemnities to which the other directors of the Corporation are entitled or have the benefit thereof, including any blanket policy held by McEwen Mining and which would cover the Corporation’s Board members.

(2)To the fullest extent permitted by law, the Corporation shall indemnify the Board Designee (and any former Board Designee) (an “Indemnitee”), and that Indemnitee’s heirs, administrators, executors, legal representatives, successors and assigns, against all costs, charges, fees and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnitee in respect of any civil, criminal, administrative investigative or other claim, lawsuit or proceeding to which the Indemnitee is involved because of that association with the Corporation, if:

(a)	the Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation; and
(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful.

(3)The Corporation shall advance monies to an Indemnitee for the costs, charges and expenses of a proceeding referred to in Section 2.02(2) provided that the Indemnitee shall repay the monies if the Indemnitee does not fulfill the conditions of Sections 2.02(2)(a) and 2.02(2)(b).

(4)The Corporation shall forthwith pass all resolutions and take all other steps as may be required to give full effect to this Section.

(5)The Board Designee shall not be entitled to any compensation from the Corporation.

ARTICLE 3

FUNDING RIGHT

3.01	Funding Right

(1)Subject to Section 8.04, prior to ACM engaging any unaffiliated third party for the purpose of obtaining funds in the form of Argentine Pesos, in an aggregate amount of Argentine Pesos equal to or greater than $2,500,000 United States Dollars, converted by applying the Exchange Rate, whether by way of capital contribution, equity investment, credit facility, loan or other similar arrangement customary in Argentina, the Corporation shall provide, and the Corporation shall procure that ACM provides, to the Investor a written notice (the “Funding Notice”) of the same, including the total amount of Argentine Pesos proposed to be so funded (such amount, the “Funding Amount”).

(2)Upon receipt of the Funding Notice, the Investor shall have the right, but not the obligation, to procure term sheets or offer letters or letters of intent or similar written expressions of commercial terms from three banks or broker-dealers, or any combination thereof, in each case that are recognized in Argentina, that set out the terms and conditions on which each bank or broker-dealer proposes to provide to ACM the Funding Amount, including any applicable service, commission or related fees of such bank or broker-dealer (“Term Sheets”), and deliver the Term Sheets to the Corporation within fifteen (15) Business Days following receipt of the Funding Notice. Provided that the Investor has delivered such Term Sheets to the Corporation within such fifteen (15) Business Day period, the Investor shall have the right, but not the obligation, to offer to fund all or part of the Funding Amount on substantially the same commercial terms as the Term Sheet that is the most favourable to the Corporation, by giving written notice (the “Argentine Funding Offer Notice”), which sets out such terms, to the Corporation and ACM within five (5) Business Days after delivery of the Term Sheets.

(3)If the Investor delivers the Argentine Funding Offer Notice within the five (5) Business Day period described in Section 3.01(2), then: (a) the McEwen Parties shall take all actions reasonably necessary to promptly procure that all legally required shareholder approvals are obtained for such transaction, including as required by the Shareholder Agreement, and (b) provided that such shareholder approvals are obtained, the McEwen Parties shall procure that ACM completes a transaction with the Investor based on the terms in the Argentine Funding Offer Notice.

(4)If:

(a)	ACM and the Investor fail to complete a transaction within 30 days following the shareholder approval; or
(b)

any required shareholder approval is not obtained, including in accordance with the Shareholder Agreement, within 30 days following the delivery of the Argentine Funding Offer Notice, provided that the McEwen Parties took all actions reasonably necessary to obtain such approval; or

(c)	the Argentine Funding Offer Notice relates to an amount lower than the Funding Amount and the relevant transaction is completed between ACM and the Investor in such amount,

then the McEwen Parties may proceed, within the following 120-day period, to cause ACM to complete a transaction, or series of transactions, to obtain funding (or in the case of the preceding paragraph (c), complete the obtainment of funding for) all or any portion of the unfunded Funding Amount, provided that the commercial terms of such transaction, or such series of transactions, are at least as favourable to ACM as those terms set out in the Argentine Funding Offer Notice. If ACM does not complete such transaction(s) during such 120-day period, then the Investor’s rights under this Article 3 shall again take effect.

(5) If the Investor does not deliver the Term Sheets within the fifteen (15) Business Day period described in Section 3.01(2), or does not deliver the Argentine Funding Offer Notice within the five (5) Business Day period described in Section 3.01(2) or provides notice to the Corporation within either of such periods that it does not intend to deliver the Term Sheets or the Argentine Funding Offer Notice, as the case may be, then the McEwen Parties may proceed, within the following 120-day period, to cause ACM to complete a transaction, or series of transactions, to obtain funding in an amount of Argentine Pesos up to the Funding Amount, plus 10%. If ACM does not complete such transaction(s) during such 120-day period, then the Investor’s rights under this Article 3 shall again take effect.

(6)If the Investor’s Ownership Percentage falls below 7.5%, then this Article 3 shall not apply. If within one year of the Investor’s Ownership Percentage falling below 7.5%, the Investor’s Ownership Percentage again becomes 7.5% or greater, the Investor’s rights under this Article 3 shall be reinstated.

(7)Furthermore, this Article 3 shall cease to apply after the earlier of the start of commercial production from the Los Azules Project and January 1st, 2030, unless extended by mutual agreement in writing of the Investor and the McEwen Parties.

(8)Notwithstanding the preceding Sections 3.01(1) through 3.01(7), the McEwen Parties may grant to Nuton LLC rights identical to the rights granted to the Investor under this Article 3, in which case the terms and conditions set forth in Schedule B hereto shall apply.

ARTICLE 4

CARBON-NEUTRAL COMMITMENT

4.01	Carbon Neutral Commitment

(1)The McEwen Parties shall take all actions reasonably necessary, and shall procure that ACM takes all actions reasonably necessary, to prepare a plan, by no later than the earlier of January 1, 2030 and the start of commercial operations of the Los Azules Project, for ACM to become Carbon-Neutral by January 1, 2038. Following the preparation of such plan, the McEwen Parties shall take all actions reasonably necessary, and shall procure that ACM takes all actions reasonably necessary, to implement such plan, provided that such plan may be adjusted from time to time in accordance with the development or operation of the Los Azules Project.

(2)The McEwen Parties shall procure that, in respect of each calendar year, ACM delivers to the Investor, no later than 90 days following end of such calendar year, an annual report setting forth the net greenhouse gas emissions from operations of the Los Azules Project in respect of Scope 1 Emissions and Scope 2 Emissions, including the application of carbon offsets to the emissions calculation, describing in reasonable detail the current and future plans of ACM to reduce greenhouse gas emissions of the Los Azules Project, the plans implemented by ACM in such calendar year, and any proposed investments or investments made in such calendar year for the purpose of directly or indirectly decreasing net greenhouse gas emissions of the Los Azules Project, and such other related information reasonably requested by Investor.

(3)If the Investor’s Ownership Percentage falls below 7.5%, then this Article 4 shall not apply. If within one year of the Investor’s Ownership Percentage falling below 7.5%, the Investor’s Ownership Percentage again becomes 7.5% or greater, the Investor’s rights under this Article 4 shall be reinstated.

ARTICLE 5

PARTICIPATION RIGHT FOLLOWING INITIAL PUBLIC OFFERING

5.01	Participation Right Following Initial Public Offering

(1)In the event that the Corporation completes an initial public offering that results in the Common Shares or other securities in the capital of the Corporation becoming listed on a recognized stock exchange in Canada, the United States, the United Kingdom, Australia or the European Union (an “Initial Public Offering”) and, after such Initial Public Offering, the Corporation proposes to issue or sell any such securities, whether or not qualified by a prospectus pursuant to the Securities Act (Ontario), as amended, or equivalent Canadian legislation, or registered pursuant to the United States Securities Act of 1933, as amended, the Corporation shall:

(a)	provide the Investor written notice of such proposed sale or issuance as promptly as is reasonably practical in light of the timing and nature of the transaction; and
(b)

allow, or in the case of a transaction in which the Corporation has engaged one or more underwriter(s) or agent(s), use commercially reasonable efforts to cause such underwriter(s) or agent(s) to allow, the Investor to participate in such proposed sale or issuance in an amount that allows the Investor, after the completion of such transaction, to maintain the Investor’s Ownership Percentage immediately prior to the completion of such transaction, on the same terms, conditions and price to be provided to other investors in the proposed sale or issuance of securities, subject to the Investor’s compliance with any timing, indication, eligibility and documentation requirements imposed by any underwriter on similarly situated participants in the transaction.

(2)If the Investor’s Ownership Percentage falls below 7.5%, then this Article 5 shall not apply. If within one year of the Investor’s Ownership Percentage falling below 7.5%, the Investor’s Ownership Percentage again becomes 7.5% or greater, the Investor’s rights under this Article 5 shall be reinstated.

ARTICLE 6

DISPUTE RESOLUTION

6.01	Disputes

(1)Mandatory Informal Resolution Meeting. If a dispute arises between or among the Parties in respect of any matter in relation to this Agreement, it shall be referred to authorized individuals of the relevant Parties to resolve by written notice of any one party. The authorized individuals shall endeavor to meet in person to discuss resolution of the dispute or, at a minimum, by videoconference if an in-person meeting is not practicable.

(2)Further Actions for Resolving Disputes Involving Confidential Information. Should the Parties be unable to resolve a dispute that involves or relates to Confidential Information within twenty (20) days from the date of such written notice, the dispute shall be referred to binding confidential arbitration and administered by the ADR Institute of Canada, Inc. under its Arbitration Rules, as amended or supplemented by the provisions of this Article 6 (an “Arbitration”). The service of any notice, process, motion or any other document in connection with an Arbitration or any enforcement of any arbitration award may be made in the same manner that communications may be given under Section 8.06. The Arbitration will be conducted in the English language in the City of Toronto, Ontario, Canada with one arbitrator. Except as required under applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration related in any manner to Confidential Information without the prior written consent of the parties to the Arbitration, save and except no consent is required for disclosure to professional advisors and tax authorities in connection with or as a result of an Arbitration. The costs of an Arbitration pursuant to this provision shall be borne by the parties equally.

(3)Further Actions for Resolving Other Disputes. Should the Parties be unable to resolve a dispute within twenty (20) days from the date of the written notice of a dispute that does not relate to or involve Confidential Information, then the Parties shall by mutual agreement submit the dispute to a neutral mediator. The Parties may also at their election waive mediation by mutual written agreement and refer the dispute to litigation, which shall be under the exclusive jurisdiction of the courts of the Province of Ontario. The reasonable attorneys’ fees and costs related to any litigation activities shall be recoverable by the prevailing party in the litigation.

If the dispute proceeds to mediation, the authorized individuals shall have seven (7) days from the date of such written notice to each submit by email to the other Party(ies) a written list of no less than three (3), but no more than five (5), acceptable qualified mediators not affiliated with any of the Parties. Within seven (7) days from the date of receipt of such list, the authorized individuals shall rank the mediators in numerical order of preference and exchange such rankings by email with the relevant Party(ies).

If one or more names are on all of the lists, the highest-ranking person shall be designated as the mediator. If no mediator has been selected under this procedure, the Parties agree that they will each select one mediator from the list(s) submitted by the other Party(ies) and those mediators shall select and appoint another mediator to serve as the sole mediator. The mediation session shall be held within thirty (30) days after the appointment of a mediator, subject to the mediator’s availability.

If the Parties accept the mediator’s recommendations or agree on the resolution of the dispute, then the agreement will be signed by and become binding on the Parties. If no agreement is reached, then once seven (7) days has passed since the completion of mediation, any of the Parties to the dispute may refer the dispute to litigation. The Parties agree to attorn to the exclusive jurisdiction of the Courts of the Province of Ontario in the case of litigation in accordance with this provision. The costs of mediation pursuant to this provision shall be borne by the parties equally, however, reasonable attorneys’ fees and costs related to any litigation activities post-mediation shall be recoverable by the prevailing party in the litigation.

6.02	Injunctive Relief

Any arbitrator appointed pursuant to Section 6.01 shall have the power to grant any legal or equitable remedy or relief available under the applicable law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. The Parties agree that any Party may have recourse to the Courts of the Province of Ontario to seek interim or provisional measures, including injunctive relief and pre-arbitral attachments or injunctions and any such request shall not be deemed incompatible with the agreement to arbitrate under this Agreement or a waiver of such right to arbitrate.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.01	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(1)the Corporation is duly incorporated, validly existing and in good standing under the laws of the Province of Alberta and has all requisite corporate power and authority to execute and deliver this Agreement;

(2)this Agreement has been duly executed and delivered by the Corporation; and

(3)this Agreement constitutes the valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

7.02	Representations and Warranties of McEwen Mining

McEwen Mining represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(1)McEwen Mining is duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to execute and deliver this Agreement;

(2)this Agreement has been duly executed and delivered by McEwen Mining; and

(3)this Agreement constitutes the valid and binding agreement of McEwen Mining, enforceable against McEwen Mining in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

7.03	Representations and Warranties of Minera Andes

Minera Andes represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(1)Minera Andes is duly incorporated, validly existing and in good standing under the laws of the Province of Alberta and has all requisite corporate power and authority to execute and deliver this Agreement;

(2)this Agreement has been duly executed and delivered by Minera Andes; and

(3)this Agreement constitutes the valid and binding agreement of Minera Andes, enforceable against Minera Andes in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

7.04	Representations and Warranties of Robert R. McEwen

Robert R. McEwen represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(1)this Agreement has been duly executed and delivered by Robert R. McEwen; and

(2)this Agreement constitutes the valid and binding agreement of Robert R. McEwen, enforceable against Robert R. McEwen in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

7.05	Representations and Warranties of the Investor

The Investor represents and warrants to the Corporation as follows and acknowledges and agrees that the Corporation is relying on such representations and warranties to enter into this Agreement:

(1)the Investor is validly existing and in good standing under the laws of the Argentina and has all requisite corporate power and authority to execute and deliver this Agreement;

(2)this Agreement has been duly executed and delivered by the Investor; and

(3)this Agreement constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

ARTICLE 8

MISCELLANEOUS

8.01	Information Rights

Provided that the Investor’s Ownership Percentage is 7.5% or greater, the Corporation shall provide to the Investor information and access rights in respect of the Los Azules Project equivalent to the information and access rights provided by the Corporation to Nuton LLC.

8.02	Authority; Effect

Each Party hereto represents and warrants to and agrees with each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the Parties hereto, or to constitute any of such Parties members of a joint venture or other association.

8.03	Rule Against Perpetuities

The Parties do not intend that there will be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Parties hereby agree that a court may reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

8.04	Emergencies

In case of emergency, the Corporation may, and may cause ACM to, take any reasonable actions it deems necessary to protect life, limb or property, to protect the Los Azules Project, including to temporarily disregard its obligations under Article 3 or Article 4, but only to the extent, in respect of Article 3, that ACM is required to obtain funds in Argentine Pesos immediately for the purpose of taking such actions or, in respect of Article 4, ACM is required to disregard the Carbon-Neutral plan or the implementation thereof for the purpose of taking such actions. The Corporation shall, and shall cause ACM to, promptly provide written notice to the Investor of the emergency, the actions taken or to be taken, the reasons therefor, and the expected duration thereof. For greater certainty, this Section 8.04 shall not relieve the McEwen Parties from the performance of, or the compliance with, any of their obligations hereunder except for their obligations under Article 3 and Article 4 and only to the extent described in this Section 8.04.

8.05	Force Majeure

(1)The obligations of the McEwen Parties under Article 4 are suspended to the extent and for the period that performance is prevented or unduly delayed by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including without limitation, any:

(a)	action or inaction of civil or military authority;
(b)	judicial or governmental action, order, proclamation, request or instruction;
(c)	interference or opposition by communities or community groups, non-government organizations (NGOs), environmentalists or other activists;
(d)

war, hostilities (whether or not war has been declared), threat of war, act of public enemy, blockade, revolution, riot, civil unrest, insurrection, public demonstration, civil commotion, invasion or armed conflict; acts of terrorism;

(e)	sabotage or acts of vandalism, criminal damage or the credible threat of such acts;
(f)	outbreak or continuance of epidemic, pandemic, famine or plague;
(g)	inability to obtain, or undue delay in obtaining, any license, permit or other authorization that may be required on reasonable terms and conditions;
(h)	curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of any environmental laws; and
(i)

natural disasters or other extreme weather or environmental conditions including lightning, earthquake, flooding, wind, storm, fire, landslip, natural disasters and phenomena including meteorites and volcanic eruptions and other acts of God;

but not including lack of funds.

(2)The McEwen Parties will promptly (and in any event no later than five (5) days) after the force majeure event give written notice to the Investor of the suspension of performance of Article 4, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The McEwen Parties will resume, and will take all actions reasonably necessary to cause ACM to resume, performance of the obligations under Article 4 as soon as reasonably possible.

(3)For greater certainty, this Section 8.05 shall not relieve the McEwen Parties from the performance of, or the compliance with, any of their obligations hereunder except for their obligations under Article 4 and only to the extent described in this Section 8.05.

8.06	Notices

Any notices, requests, demands, designations and other communications required or permitted pursuant to this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

(1)If to the Corporation, to:

McEwen Copper Inc.
150 King St, West, Suite 2800
Toronto, ON M5H 1J9

Attention:General Counsel
E-mail:notice@mcewenmining.com

(2)If to McEwen Mining or Minera Andes, to:

McEwen Mining Inc.
150 King St, West, Suite 2800
Toronto, ON M5H 1J9

Attention:General Counsel
E-mail:notice@mcewenmining.com

(3)If to Robert R. McEwen, to:

McEwen Mining Inc.
150 King St, West, Suite 2800
Toronto, ON M5H 1J9

Attention:Robert R. McEwen
E-mail:notice@mcewenmining.com

(4)If to the Investor, to:

Stellantis Argentina S.A.

Carlos María Della Paolera 265, 22nd floor

C1001ADA, Buenos Aires, Argentina

Attention: Fabiano Augusto and Julian Burgo

Email: fabiano.augusto@stellantis.com; julian.burgo@stellantis.com

With a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 2400, 745 Thurlow Street

Vancouver, BC

V6E 0C5

Attention: Shawn Doyle

Email: sdoyle@mccarthy.ca

Unless otherwise specified herein, such notices or other communications shall be deemed to have been delivered (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day before 5:00 p.m. (Toronto time), or if not delivered on a Business Day or after 5:00 p.m. (Toronto time) on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other Party hereto.

8.07	Termination and Effect of Termination

(1)Unless otherwise terminated by the mutual written agreement of the Parties, this Agreement shall continue in full force and effect and shall only terminate, and, subject to Section 3.01(7), all rights and obligations hereunder shall only cease to apply, upon the date upon which the Investor’s Ownership Percentage has been below 7.5% continually for one year.

(2)Notwithstanding Section 8.07(1), the provisions of Article 6 and Article 8 shall survive any termination. No termination under this Agreement shall relieve any Person of liability for any breach incurred prior to termination.

8.08	Confidentiality

(1)The Parties acknowledge that the Confidentiality Agreement has been terminated as of the date hereof, except that the Parties agree that the following clauses contained in the Confidentiality Agreement shall survive and apply mutatis mutandis as if the Investor was one of the Stellantis Parties and the Corporation was McEwen Mining: Clause 6 (Return or Destruction of Confidential Information), Clause 12 (Mandatory Disclosure), and Clause 18(f) (Enforcement and Remedies).

(2)Any information regarding a Party that:

(a)	has not become generally available to the public;
(b)	was not available to a Party or its representatives on a non-confidential basis before the date of this Agreement; or
(c)

does not become available to a Party or its representatives on a non-confidential basis from a Person who is not, to the knowledge of the Party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party or its representatives, will be kept confidential by each Party and shall constitute confidential information (the “Confidential Information”).

(3)Each Party undertakes that it and its representatives will: (a) keep such Confidential Information strictly confidential; and (b) except with the prior written consent of the disclosing Party, not disclose to any third party any Confidential Information received from the disclosing Party; provided that any such information may be disclosed to those affiliates and representatives of the receiving Party who in each such case have a legitimate and verifiable need to know such information and who agree in writing or by the receiving Party’s written policies or protocols are required to keep such information confidential and to be bound by the terms of this Section 8.08 at least to the same extent as if they were Parties hereto. Notwithstanding any such agreement on the part of each such affiliate or representative, each Party shall ensure that its affiliates or representatives strictly observe the terms of this Section 8.08 and shall be liable for any breach of this Section 8.08 by any of its affiliates or representatives. Each Party shall fully inform each of its affiliates and representatives to whom Confidential Information is disclosed of all restrictions and requirements contained in this Section 8.08.

(4)No Confidential Information may be released to third parties without the consent of the provider thereof, except that the Parties agree that they will not unreasonably withhold such consent to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents.

(5)Upon request by the provider of the Confidential Information, the other Party will return to the provider, or destroy (subject only to normal course data back-up or archival processes), all documents, including any copies thereof, comprised in the Confidential Information provided by the provider, and the recipient of the Confidential Information will confirm in writing that all Confidential Information has been returned or destroyed (subject only to normal course data back-up or archival processes), as applicable, provided that one copy of the Confidential Information may be retained within a receiving Party’s legal department for liability defense or insurance purposes only. Notwithstanding any such return or destruction of any Confidential Information, Confidential Information, including, without limitation, any Confidential Information retained by a receiving Party, will continue to be subject to this Agreement. In addition, Confidential Information that has been prepared by either Party from publicly available information or from information not obtained pursuant to this Agreement may be retained by the Party that has prepared such information.

8.09	Public Announcements

No press release, public statement or announcement or other public disclosure with respect to this Agreement or any of the transactions contemplated herein may be made except with the prior written consent and joint approval by the Investor and the Corporation, such consent not being unreasonably withheld or delayed, or if required by Law or a Governmental Entity, and then only to the extent legally required. Where the public disclosure is required by Law or a Governmental Entity, the Party required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. The Investor acknowledges and agrees that once it has approved the form, nature and extent of any disclosure, subsequent approval will not be required for so long as the disclosure is not materially amended.

8.10	Assignment

No Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Parties, provided that the Investor may, without the consent of the other Parties, assign or transfer this Agreement or any of its rights or obligations under this Agreement to any affiliate of the Investor.

8.11	Remedies

Subject to Article 8, the Parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. Each Party hereto acknowledges that a breach or threatened breach by a Party of any provision of this Agreement may result in the other Party suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each Party agrees that the other Party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which it or any other party may become entitled, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. No delay of or omission in the exercise of any right, power or remedy accruing to either Party as a result of any breach or default by the other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

8.12	Amendments

This Agreement may not be orally amended, modified or, extended. This Agreement may be amended, modified or extended only by an agreement in writing signed by each of the Parties. Each such amendment, modification or, extension shall be binding upon each Party hereto.

8.13	Waiver

Except as expressly provided in this Agreement, no waiver of any provision or of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give such waiver and, unless otherwise provided in such written waiver, shall be limited to the specific provision or breach waived. No waiver by either Party hereto of any provisions or of any breach of any term, covenant, representation or warranty contained in this Agreement, in one or more instances, shall be deemed to be or construed as a further or continuing waiver of that or any other provision (whether or not similar) or of any breach of that or any other term, covenant, representation or warranty contained in this Agreement.

8.14	No Third-Party Rights

The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer any third-party beneficiary rights other than those conferred in Section and this Agreement does not confer any such rights upon any third party (including any holders of securities of the Corporation) that is not a Party to this Agreement with the exception of those described in Section 2.02 as to Board Designees.

8.15	Time of Essence

Time is of the essence of this Agreement.

8.16	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario (without giving effect to any conflict of laws principles thereunder) and the federal laws of Canada applicable therein.

8.17	Further Assurances

Each Party shall use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and to cause the Corporation or the Investor, as the case may be, to act in the manner contemplated by this Agreement.

8.18	Independent Legal Advice

The Parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. Further, the Parties acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

8.19	Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and their respective affiliates, as applicable, related to such matters, including the Letters of Intent. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

8.20	Successors and Assigns

This Agreement becomes effective only when executed by each of the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.

8.21	Counterparts

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by email or other electronic means is as effective as a manually executed counterpart of this Agreement.

8.22	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic and substantive effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date and year first above written.

MCEWEN COPPER INC.

Per:	/s/ Robert McEwen
	Name:	Robert McEwen
	Title:	Authorized Signatory

MCEWEN MINING INC.

Per:	/s/ Robert McEwen
	Name:	Robert McEwen
	Title:	CEO

MINERA ANDES INC.

Per:	/s/ Robert McEwen
	Name:	Robert McEwen
	Title:	Authorized Signatory

/s/ Robert McEwen
Robert R. McEwen

FCA ARGENTINA S.A.

Per:	/s/ Francisco Bellucci
	Name:	Francisco Bellucci
	Title:	Attorney in Fact

Per:	/s/ German Federico
	Name:	German Federico
	Title:	Attorney in Fact

[Signature Page to Investor Rights Agreement]

SCHEDULE A

LOS AZULES PROJECT

SCHEDULE B

(1)If the McEwen Parties exercise their right under Section 3.01(8) of this Agreement to grant to Nuton LLC rights identical to the rights granted to the Investor under Article 3 of this Agreement, and each of the Investor and Nuton LLC delivers Term Sheets under Section 3.01(2) of this Agreement (in the case of the Investor) or the corresponding provision of a contract among the McEwen Parties and Nuton LLC (in the case of the latter), then the McEwen Parties shall, immediately upon receipt, make each of the Term Sheets received from each of the Investor and Nuton LLC in accordance with Section 3.01(2) of this Agreement and such corresponding contractual provision available to the other of the two of them, and the Investor and Nuton LLC each shall have the right, but not the obligation, to offer, within the period of 15 days described in Section 3.01(2) of this Agreement (in the case of the Investor) or such corresponding provision (in the case of Nuton LLC), to fund all or any part of the Funding Amount on substantially the same commercial terms as the Term Sheet (taking into account all of the Term Sheets procured by either of them) that is the most favourable to the Corporation, by giving an Argentine Funding Offer Notice. If the Investor so wishes and Nuton LLC agrees, the Investor and Nuton LLC may also deliver a joint Argentine Funding Offer Notice, providing for each of them to provide some part of the Funding Amount on substantially such aforesaid most favourable terms, provided that the total offered funding amount under such joint Argentine Funding Offer Notice shall not exceed the Funding Amount. If each of the Investor and Nuton LLC has given a separate Argentine Funding Offer Notice in compliance with Section 3.01(2) of this Agreement (in the case of the Investor) or such corresponding contractual provision (in the case of Nuton LLC), and the total amount of the funding offered by both of them exceeds the Funding Amount, then each such notice shall be deemed, notwithstanding any other provision hereof or of the corresponding contract among the McEwen Parties and Nuton LLC, to be an offer to fund, on such most favourable terms, an amount reduced as necessary (on a pro rata basis, reflecting the respective Ownership Percentges of the Investor and Nuton LLC) such that the total of the two offers equals the Funding Amount, provided that the offer of a shareholder that has offered to fund a percentage of the Funding Amount that is equal to or less than its Ownership Percentage shall not be deemed to be reduced and the required aggregate reduction shall therefore be applied entirely to the other shareholder, and, in any event, Sections 3.01(3) and 3.01(4) of this Agreement (and the corresponding provisions of the contract among the McEwen Parties and Nuton LLC) shall operate in respect of such funding offers as either or both of them have been deemed to have been reduced pursuant hereto.

(2)In any case in which both the Investor and Nuton LLC have delivered (either separately or together) Argentine Funding Offer Notice(s), in accordance with Section (1) of this Schedule B, the McEwen Parties shall procure that ACM shall not complete a transaction pursuant to Section 3.01(3) of this Agreement (or the corresponding provision of the contract among the McEwen Parties and Nuton LLC) with only one of the Investor and Nuton LLC unless the other of them has failed or refused to complete the transaction corresponding to its offer (after applying any deemed reduction thereto pursuant to Section (1) of this Schedule B in a timely manner, taking into account the deadline specified in Section 3.01(4)(a) of this Agreement (and the relevant corresponding provision of the contract among the McEwen Parties and Nuton LLC) notwithstanding such transaction having been timely approved by all corporate action required by either ACM or the McEwen Parties and diligently pursued by ACM and the McEwen Parties, in which case ACM may proceed with a transaction with the non-defaulting shareholder, subject to the following Section (3) of this Schedule B in an amount up to the Funding Amount, and on substantially the same commercial terms as set forth in the most favourable Term Sheet.

(3)If the McEwen Parties exercise their right under Section 3.01(8) of this Agreement to grant to Nuton LLC rights identical to the rights granted to the Investor under Article 3 of this Agreement, Section 3.01(5) of this Agreement (and the corresponding provision of the contract among the McEwen Parties and Nuton LLC) shall only operate if neither the Investor nor Nuton LLC delivers Term Sheets within the fifteen (15) Business Day period described in Section 3.01(2) of this Agreement (or the relevant corresponding contractual provision), or neither of them delivers an Argentine Funding Offer Notice within the five (5) Business Day period described in Section 3.01(2) of this Agreement (or the relevant corresponding contractual provision).

B-2

(4)For the avoidance of doubt, if the McEwen Parties exercise their right under Section 3.01(8) of this Agreement to grant to Nuton LLC rights identical to the rights granted to the Investor under Article 3 of this Agreement, such rights shall include provisions replicating Sections (1) through (3) of this Schedule B, mutatis mutandis.